EXHIBIT 23.1

CONSENT OF INDEPENDANT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-137962) and incorporation by reference therein of our report dated May 23, 2008 with respect to the consolidated financial statements of Gryphon Gold Corporation included in its Annual Report (Form 10-KSB/A) for the year ended March 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernest & Young LLP
Vancouver, Canada
July 7, 2008